GLOBAL UTILITY FUND, INC.

                            AMENDMENT NO. 1 TO BYLAWS
                            -------------------------
                           (Effective March 25, 1999)


Upon the affirmative vote of a majority of the Board of Directors of Global Utility Fund, Inc. (the "Corporation"), the Corporation's Bylaws are hereby amended as follows:

1. Article IV, Section 1 is amended and restated in its entirety to read as follows:


     SECTION 1. GENERAL. The officers of the Corporation shall be a President, a Secretary and a Treasurer, and may include one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 9 of this Article IV. Any two of the aforesaid offices, except those of a President and Vice President may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity when such instrument is required by law to be executed, acknowledged or verified by any two or more officers.

Approved:  March 25, 1999